AGREEMENT AND PLAN OF REORGANIZATION

By and Between

FRANKLIN TEMPLETON INTERNATIONAL TRUST (the "Franklin Trust"),

a Delaware statutory trust, on behalf of its series,

Templeton Global Long-Short Fund (“Long-Short Fund”)

and

TEMPLETON FUNDS (the "Templeton Trust"),

a Delaware statutory trust, on behalf of its series,

Templeton World Fund ("World Fund")

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Plan”), is made as of this 27th day of April, 2010, by and between Franklin Templeton International Trust (the “Franklin Trust”), a statutory trust created under the laws of the State of Delaware, with its principal place of business at One Franklin Parkway, San Mateo, CA 94403-1906, on behalf of its series, Templeton Global Long-Short Fund (“Long-Short Fund”), and Templeton Funds (the “Templeton Trust”), a statutory trust created under the laws of the State of Delaware, with its principal place of business at 500 East Broward Boulevard, Suite 2100, Fort Lauderdale, Florida 33394-3091, on behalf of its series, Templeton World Fund (“World Fund”).

PLAN OF REORGANIZATION

The reorganization (hereinafter referred to as the “Reorganization”) will consist of (i) the acquisition by the Templeton Trust, on behalf of World Fund, of substantially all of the property, assets and goodwill of Long-Short Fund in exchange solely for full and fractional Class A, Class B and Advisor Class shares of beneficial interest, with no par value, of World Fund (“World Fund Shares”); (ii) the distribution of World Fund Shares to the holders of Class A, Class B and Advisor Class shares of beneficial interest of Long-Short Fund (the “Long-Short Fund Shares”), respectively, according to their respective interests in Long-Short Fund in complete liquidation of Long-Short Fund; and (iii) the dissolution of Long-Short Fund as soon as is practicable after the closing (as described in Section 3, hereinafter called the “Closing”), all upon and subject to the terms and conditions of the Plan hereinafter set forth.

AGREEMENT

In order to consummate the Reorganization and in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:

1. Sale and Transfer of Assets, Liquidation and Dissolution of Long-Short Fund.

(a) Subject to the terms and conditions of the Plan, and in reliance on the representations and warranties of the Templeton Trust, on behalf of World Fund, herein contained, and in consideration of the delivery by the Templeton Trust of the number of World Fund Shares hereinafter provided, the Franklin Trust, on behalf of Long-Short Fund, agrees that, at the time of Closing, it will convey, transfer and deliver to the Templeton Trust, for the benefit of World Fund, all of Long-Short Fund’s then existing assets, including any interest in pending or future legal claims in connection with past or present portfolio holdings, whether in form of class action claims, opt-out or other direct litigation claims, or regulator or government-established investor recovery fund claims, and any and all resulting recoveries, free and clear of all liens, encumbrances, and claims whatsoever (other than shareholders’ rights of redemption), except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary to: (i) pay 25% of the costs and expenses of carrying out the Reorganization (including, but not limited to, fees of counsel and accountants, and expenses of its liquidation and dissolution contemplated hereunder), in accordance with Section 9 of the Plan, which costs and expenses shall be established on Long-Short Fund’s books as liability reserves; (ii) discharge its unpaid liabilities on its books at the Closing Date (as such term is defined in Section 3), including, but not limited to, its income dividends and capital gains distributions, if any, payable for the period prior to, and through, the Closing Date; and (iii) pay such contingent liabilities, if any, as the officers of the Franklin Trust, on behalf of Long-Short Fund, shall reasonably deem to exist against Long-Short Fund at the Closing Date, for which contingent and other appropriate liability reserves shall be established on Long-Short Fund’s books (such assets hereinafter referred to as “Net Assets”). World Fund shall not assume any liability of Long-Short Fund or the Franklin Trust, whether accrued or contingent, known or unknown, and Long-Short Fund shall use its reasonable best efforts to discharge all of the known liabilities of Long-Short Fund, so far as may be possible, from the cash, bank deposits and cash equivalent securities described above.

(b) Subject to the terms and conditions of the Plan, and in reliance on the representations and warranties of the Franklin Trust, on behalf of Long-Short Fund, herein contained, and in consideration of such sale, conveyance, transfer, and delivery, the Templeton Trust agrees at the Closing to deliver to the Franklin Trust the number of World Fund Shares, determined by dividing the net asset value per share of each Class A, Class B, and Advisor Class share of Long-Short Fund by the net asset value per share each of Class A, Class B, and Advisor Class share of World Fund, respectively, and separately multiplying the result thereof by the number of outstanding Class A, Class B, and Advisor Class shares, respectively, of Long-Short Fund as of 4:00 p.m., Eastern time, on the Closing Date. The World Fund Shares delivered to the Franklin Trust at the Closing shall have an aggregate net asset value equal to the value of Long-Short Fund’s Net Assets, all determined as provided in Section 2 of the Plan and as of the date and time specified herein.

(c) Immediately following the Closing, Long-Short Fund shall distribute the World Fund Shares received by Long-Short Fund pursuant to this Section 1 pro rata to Long-Short Fund’s shareholders of record, based upon their respective holdings of Long-Short Fund, as of the close of business on the Closing Date. Such distribution shall be accomplished by the establishment of accounts on the share records of World Fund of the type and in the amounts due such shareholders based on their respective holdings in Long-Short Fund as of the close of business on the Closing Date. Fractional World Fund Shares shall be carried to the third decimal place. As promptly as practicable after the Closing, each holder of any outstanding certificate or certificates representing Long-Short Fund Shares shall be entitled to surrender the same to the transfer agent for World Fund in exchange for the number of World Fund Shares of the same class into which the Long-Short Fund Shares theretofore represented by the certificate or certificates so surrendered shall have been converted. Until so surrendered, each outstanding certificate, if any, which, prior to the Closing, represented Long-Short Fund Shares shall be deemed for all World Fund purposes to evidence ownership of the number of World Fund Shares into which the Long-Short Fund Shares (which prior to the Closing were represented thereby) have been converted. Certificates for World Fund Shares shall not be issued, unless specifically requested by a shareholder. After the distribution, Long-Short Fund shall be dissolved.

(d) At the Closing, each shareholder of record of Long-Short Fund as of the record date (the “Distribution Record Date”) with respect to any unpaid dividends and other distributions that were declared prior to the Closing, including any dividend or distribution declared pursuant to Section 8(e) hereof, shall have the right to receive such unpaid dividends and distributions with respect to the shares of Long-Short Fund that such person had on such Distribution Record Date.

(e) All books and records relating to Long-Short Fund, including all books and records required to be maintained under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations thereunder, shall be available to the Templeton Trust from and after the date of the Plan, and shall be turned over to the Templeton Trust on or prior to the Closing.

2. Valuation.

(a) The net asset value of World Fund Shares and Long-Short Fund Shares and the value of Long-Short Fund’s Net Assets to be acquired by World Fund hereunder shall in each case be computed as of 4:00 p.m., Eastern time, on the Closing Date, unless on such date: (i) the New York Stock Exchange (“NYSE”) is not open for unrestricted trading; or (ii) the reporting of trading on the NYSE or elsewhere is disrupted; or (iii) any other extraordinary financial event or market condition occurs (each of the events described in (i), (ii) or (iii) are referred to as a “Market Disruption”). The net asset value per share of World Fund Shares and Long-Short Fund Shares and the value of Long-Short Fund’s Net Assets shall be computed in accordance with the valuation procedures set forth in the most recent respective prospectuses of World Fund and Long-Short Fund, as amended or supplemented.

(b) In the event of a Market Disruption on the proposed Closing Date, so that an accurate appraisal of the net asset value of World Fund Shares or Long-Short Fund Shares or the value of Long-Short Fund’s Net Assets is impracticable, the Closing Date shall be postponed until the first business day when regular trading on the NYSE shall have been fully resumed and reporting shall have been restored and other trading markets are otherwise stabilized.

(c) All computations of value regarding the net asset value of World Fund Shares and Long-Short Fund Shares and the value of Long-Short Fund’s Net Assets shall be made by the administrator to the Funds.

3. Closing and Closing Date.

The Closing shall take place at the principal office of the Franklin Trust at 5:00 p.m., Eastern time, on April 27, 2010 or such later date as the parties may mutually agree (the “Closing Date”). The Franklin Trust, on behalf of Long-Short Fund, shall have provided for delivery as of the Closing those Net Assets of Long-Short Fund to be transferred to the account of World Fund’s Custodian, JPMorgan Chase Bank, Network Management, 4 Chase MetroTech Center—10th Floor, Brooklyn, NY 11245. Franklin Trust, on behalf of Long-Short Fund, shall deliver at the Closing a list of names and addresses of the shareholders of record of each class of Long-Short Fund Shares and the number of full and fractional shares of beneficial interest owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates and which by book-entry accounts, as of 4:00 p.m., Eastern time, on the Closing Date, certified by its transfer agent or by its Chief Executive Officer—Finance and Administration to the best of its or his knowledge and belief. The Templeton Trust shall provide evidence satisfactory to the Franklin Trust, on behalf of Long-Short Fund, that such World Fund Shares have been registered in an account on the books of World Fund in such manner as the officers of the Franklin Trust may reasonably request.

            4. Representations and Warranties by the Templeton Trust on behalf of World Fund.

                  The Templeton Trust, on behalf of World Fund, represents and warrants to the Franklin Trust, on behalf of Long-Short Fund, that:

(a) World Fund is a series of the Templeton Trust, which was originally organized as a Maryland corporation on August 15, 1977, and converted to a statutory trust created under the laws of the State of Delaware on February 1, 2008. The Templeton Trust is validly existing under the laws of the State of Delaware. The Templeton Trust is duly registered under the 1940 Act as an open-end, management investment company and all of the World Fund Shares sold were sold pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “1933 Act”), except for those shares sold pursuant to the private offering exemption for the purpose of raising initial capital or obtaining any required initial shareholder approvals.

(b) The Templeton Trust is authorized to issue an unlimited number of shares of beneficial interest, without par value, each outstanding share of which is, and each share of which when issued pursuant to and in accordance with the Plan will be, fully paid, non-assessable, and has or will have full voting rights. The Templeton Trust currently issues shares of two (2) series, including World Fund. World Fund is further divided into four classes of shares (of which World Fund Shares represent three classes): Class A, Class B, Class C and Advisor Class shares of beneficial interest. No shareholder of the Templeton Trust shall have any option, warrant or preemptive right of subscription or purchase with respect to World Fund Shares.

(c) The financial statements appearing in World Fund’s Annual Report to Shareholders for the fiscal year ended August 31, 2009, audited by PricewaterhouseCoopers LLP, copies of which have been delivered to the Franklin Trust, on behalf of Long-Short Fund, and any interim unaudited financial statements, copies of which may be furnished to the Franklin Trust, on behalf of Long-Short Fund, fairly present the financial position of World Fund as of their respective dates and the results of World Fund’s operations for periods indicated, in conformity with Generally Accepted Accounting Principles applied on a consistent basis.

(d) The books and records of World Fund accurately summarize the accounting data represented and contain no material omissions with respect to the business and operations of World Fund.

(e) The Templeton Trust, on behalf of World Fund, is not a party to or obligated under any provision of its Agreement and Declaration of Trust, as amended (the “Templeton Trust Declaration”) or By-laws, as amended (the “Templeton Trust By-laws”), or any contract or any other commitment or obligation and is not subject to any order or decree that would be violated by its execution of or performance under the Plan, and no consent, approval, authorization or order of any court or governmental authority is required for the consummation by World Fund or the Templeton Trust of the transactions contemplated by the Plan, except for the registration of World Fund Shares under the 1933 Act, the 1940 Act, or as may otherwise be required under the federal and state securities laws or the rules and regulations thereunder.

(f) The Templeton Trust has elected to treat World Fund as a regulated investment company (“RIC”) for federal income tax purposes under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). World Fund is a “fund” as defined in Section 851(g)(2) of the Code, has qualified as a RIC for each taxable year since its inception, and intends to continue to qualify as a RIC as of the Closing Date. Consummation of the transactions contemplated by the Plan will not cause World Fund to fail to be qualified as a RIC as of the Closing Date.

(g) World Fund is not under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(h) World Fund does not have any unamortized or unpaid organizational fees or expenses.

(i) All information to be furnished by the Templeton Trust to the Franklin Trust for use in preparing any prospectus, proxy materials and other documents which may be necessary in connection with the transactions contemplated hereby shall be accurate and complete and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

(j) World Fund does not have any known liabilities, costs or expenses of a material amount, contingent or otherwise, other than those incurred in the ordinary course of business as an investment company.

(k) There is no inter-corporate indebtedness existing between Long-Short Fund and World Fund that was issued, acquired, or will be settled at a discount.

(l) World Fund does not own, directly or indirectly, nor has it owned during the past five (5) years, directly or indirectly, any shares of Long-Short Fund.

                  (m) World Fund has no plan or intention to issue additional shares following the Reorganization except for shares issued in the ordinary course of World Fund’s business as an open-end investment company; nor does World Fund have any plan or intention to redeem or otherwise reacquire any shares of World Fund issued pursuant to the Plan, either directly or through any transaction, agreement, or arrangement with any other person, other than in the ordinary course of its business or to the extent necessary to comply with its legal obligation under Section 22(e) of the 1940 Act.

(n) World Fund is in the same line of business as Long-Short Fund before the Reorganization and did not enter into such line of business as part of the Reorganization. The Templeton Trust will actively continue Long-Short Fund’s business in substantially the same manner that the Franklin Trust, on behalf of Long-Short Fund, conducted that business immediately before the Reorganization and has no plan or intention to change such business. On the Closing Date, World Fund expects that at least 33 1/3% of Long-Short Fund’s portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of World Fund. World Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Reorganization. World Fund has no plan or intention to sell or otherwise dispose of any of the former assets of Long-Short Fund, except for dispositions made in the ordinary course of its business or dispositions necessary to maintain its qualification as a RIC, although in the ordinary course of its business, World Fund will continuously review its investment portfolio (as Franklin Trust, on behalf of Long-Short Fund, did before the Closing) to determine whether to retain or dispose of particular securities, including those included among the former assets of Long-Short Fund.

(o) The registration statement on Form N-14 referred to in Section 7(g) hereof (the “Registration Statement”), and any prospectus or statement of additional information of World Fund contained or incorporated therein by reference, and any supplement or amendment to the Registration Statement or any such prospectus or statement of additional information of World Fund, on the effective and clearance dates of the Registration Statement, on the date of the Special Meeting of Long-Short Fund shareholders, and on the Closing Date: (i) shall comply in all material respects with the provisions of the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the 1940 Act, the rules and regulations thereunder, and all applicable state securities laws and the rules and regulations thereunder; and (ii) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements were made, not misleading.

5. Representations and Warranties by the Franklin Trust on behalf of Long-Short Fund.

                  The Franklin Trust, on behalf of Long-Short Fund, represents and warrants to the Templeton Trust that:

(a) The Long-Short Fund is a series of the Franklin Trust, a statutory trust created under the laws of the State of Delaware on March 22, 1991, and validly exists under the laws of the State of Delaware. The Franklin Trust is duly registered under the 1940 Act as an open-end, management investment company and all Long-Short Fund Shares sold were sold pursuant to an effective registration statement filed under the 1933 Act, except for those shares sold pursuant to the private offering exemption for the purposes of raising the required initial capital or obtaining any required initial shareholder approvals.

(b) The Franklin Trust is authorized to issue an unlimited number of shares of beneficial interest, without par value, of Long-Short Fund, each outstanding share of which is fully paid, non-assessable, and has full voting rights. The Franklin Trust issues shares of three (3) series, including Long-Short Fund. Long-Short Fund has three classes of shares: Class A, Class B and Advisor Class. An unlimited number of shares of beneficial interest of the Franklin Trust have been allocated and designated to each class of Long-Short Fund. No shareholder of the Franklin Trust has or will have any option, warrant, or preemptive rights of subscription or purchase with respect to Long-Short Fund Shares.

(c) The financial statements appearing in Long-Short Fund’s Annual Report to Shareholders for the fiscal year ended October 31, 2009, audited by PricewaterhouseCoopers LLP, and unaudited Semi-Annual Report to Shareholders for the period ended April 30, 2009, copies of which have been delivered to the Templeton Trust, and any interim financial statements for the Franklin Trust, on behalf of Long-Short Fund, which may be furnished to the Templeton Trust, fairly present the financial position of Long-Short Fund as of their respective dates and the results of Long-Short Fund’s operations for the periods indicated in conformity with Generally Accepted Accounting Principles applied on a consistent basis.

(d) The Franklin Trust, on behalf of Long-Short Fund, is not a party to or obligated under any provision of its Amended and Restated Agreement and Declaration of Trust (the “Franklin Declaration”) or By-laws, as amended, or any contract or any other commitment or obligation, and is not subject to any order or decree, that would be violated by its execution of or performance under the Plan. Long-Short Fund has no material contracts or other commitments (other than the Plan or agreements for the purchase of securities entered into in the ordinary course of business and consistent with its obligations under the Plan) which will not be terminated by Long-Short Fund in accordance with their terms at or prior to the Closing Date, or which will result in a penalty or additional fee to be due or payable by Long-Short Fund.

                  (e) The Franklin Trust has elected to treat Long-Short Fund as a RIC for federal income tax purposes under Part I of Subchapter M of the Code. Long-Short Fund is a “fund” as defined in Section 851(g)(2) of the Code, has qualified as a RIC for each taxable year since its inception, and will qualify as a RIC as of the Closing Date. Consummation of the transactions contemplated by the Plan will not cause Long-Short Fund to fail to be qualified as a RIC as of the Closing Date.

(f) Long-Short Fund is not under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(g) Long-Short Fund does not have any unamortized or unpaid organization fees or expenses.

(h) Long-Short Fund does not have any known liabilities, costs or expenses of a material amount, contingent or otherwise, other than those reflected in the financial statements referred to in Section 5(c) hereof and those incurred in the ordinary course of business as an investment company and of a nature and amount similar to, and consistent with, those shown in such financial statements since the dates of those financial statements.

(i) Since October 31, 2009, there has not been any material adverse change in Long-Short Fund’s financial condition, assets, liabilities, or business other than changes occurring in the ordinary course of its business.

(j) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Franklin Trust, on behalf of Long-Short Fund, of the transactions contemplated by the Plan, except the necessary Long-Short Fund shareholder approval, or as may otherwise be required under the federal or state securities laws or the rules and regulations thereunder.

(k) All information to be furnished by the Franklin Trust or Long-Short Fund, including the Prospectus and Statement of Additional Information for Class A, Class B and Advisor Class shares of Long-Short Fund dated March 1, 2010, as amended and supplemented to date, to be used in preparing the Registration Statement, and the combined prospectus/proxy statement to be included in the Registration Statement, proxy materials and other documents which may be necessary in connection with the transactions contemplated hereby, were accurate and complete and complied in all material respects with federal securities and other laws and regulations thereunder applicable thereto, and such information will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any amended, revised, or new prospectus or statement of additional information of Long-Short Fund or any supplement thereto, that is hereafter filed with the SEC (copies of which documents shall be provided to the Templeton Trust promptly after such filing), shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(l) There is no intercorporate indebtedness existing between Long-Short Fund and World Fund that was issued, acquired, or will be settled at a discount.

(m) During the five-year period ending on the Closing Date, (i) the Franklin Trust, on behalf of Long-Short Fund, has not acquired, and will not acquire, Long-Short Fund Shares with consideration other than World Fund Shares or Long-Short Fund Shares, except for redemptions in the ordinary course of Long-Short Fund’s business or to the extent necessary to comply with its legal obligation under Section 22(e) of the 1940 Act, and (ii) no distributions will have been made with respect to Long-Short Fund Shares (other than regular, normal dividend distributions made pursuant to the Long-Short Fund’s historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for distributions described in Sections 852 and 4982 of the Code.

(n) As of the Closing Date, Long-Short Fund will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire shares of Long-Short Fund, except for the right of investors to acquire its shares at the applicable stated offering price in the normal course of its business as an open-end management investment company operating under the 1940 Act or the rights of holders of Class B shares to receive Class A shares upon conversion in accordance with the terms of such Class b shares.

(o) Throughout the five year period ending on the Closing Date, the Franklin Trust, on behalf of Long-Short Fund, will have conducted its historic business within the meaning of Section 1.368-1(d) of the Income Tax Regulations under the Code. The Franklin Trust, on behalf of Long-Short Fund, did not enter into (or expand) a line of business as part of the Reorganization. The Franklin Trust, on behalf of Long-Short Fund, will not alter its investment portfolio in connection with the Reorganization.

            6. Representations and Warranties by the Franklin Trust and the Templeton Trust.

                  The Franklin Trust, on behalf of Long-Short Fund, and the Templeton Trust, on behalf of World Fund, each represents and warrants to the other that:

(a) The statement of assets and liabilities to be furnished by it as of 4:00 p.m., Eastern time, on the Closing Date for the purpose of determining the number of World Fund Shares to be issued pursuant to Section 1 of the Plan, will accurately reflect each Fund’s Net Assets and outstanding shares, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.

(b) At the Closing, it will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in (a) above, free and clear of all liens or encumbrances of any nature whatsoever, except such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.

(c) Except as disclosed in its currently effective prospectus relating to Long-Short Fund, in the case of the Franklin Trust, and World Fund, in the case of the Templeton Trust, there is no material suit, judicial action, or legal or administrative proceeding pending or threatened against it. Neither the Templeton Trust nor the Franklin Trust is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects World Fund’s or Long-Short Fund’s business or their ability to consummate the transactions herein contemplated.

(d) There are no known actual or proposed deficiency assessments with respect to any taxes payable by it.

(e) The execution, delivery, and performance of the Plan have been duly authorized by all necessary action of its Board of Trustees, and the Plan, subject to the approval of Long-Short Fund’s shareholders in the case of the Franklin Trust, constitutes a valid and binding obligation enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(f) It anticipates that consummation of the Plan will not cause either Long-Short Fund, in the case of the Franklin Trust, or World Fund, in the case of the Templeton Trust, to fail to conform to the requirements of Subchapter M of the Code for federal income taxation qualification as a RIC at the end of their respective fiscal years.

7. Covenants of the Franklin Trust and the Templeton Trust.

(a) The Franklin Trust, on behalf of Long-Short Fund, and the Templeton Trust, on behalf of World Fund, each covenants to operate its respective business as presently conducted between the date hereof and the Closing, it being understood that such ordinary course of business will include the distribution of customary dividends and distributions and any other distribution necessary or desirable to minimize federal income or excise taxes.

(b) The Franklin Trust, on behalf of Long-Short Fund, undertakes that it will not acquire World Fund Shares for the purpose of making distributions thereof to anyone other than Long-Short Fund’s shareholders.

(c) The Franklin Trust, on behalf of Long-Short Fund, undertakes that, if the Plan is consummated, Long-Short Fund will liquidate and dissolve.

(d) The Franklin Trust, on behalf of Long-Short Fund, and the Templeton Trust, on behalf of World Fund, each agree that, by the Closing, all of their federal and other tax returns and reports required by law to be filed on or before such date shall have been filed, and either all federal and other taxes shown as due on said returns shall have been paid, or adequate liability reserves shall have been provided for the payment of such taxes, and to the best of their knowledge no such tax return is currently under audit and no tax deficiency or liability has been asserted with respect to such tax returns or reports by the Internal Revenue Service or any state or local tax authority.

(e) At the Closing, the Franklin Trust, on behalf of Long-Short Fund, will provide World Fund a copy of the shareholder ledger accounts, certified by Long-Short Fund’s transfer agent or its Chief Executive Officer—Finance and Administration to the best of its or her knowledge and belief, for all the shareholders of record of Long-Short Fund Shares as of 4:00 p.m., Eastern time, on the Closing Date who are to become shareholders of World Fund as a result of the transfer of assets that is the subject of the Plan.

                  (f) As of the Closing, the Board of Trustees of the Franklin Trust shall have called and the Franklin Trust shall have held, a Special Meeting of Long-Short Fund’s shareholders to consider and vote upon the Plan (the “Special Meeting”) and the Franklin Trust, on behalf of Long-Short Fund, shall have taken all other actions reasonably necessary to obtain approval of the transactions contemplated herein. The Franklin Trust, on behalf of Long-Short Fund, shall have mailed to each shareholder of record of Long-Short Fund entitled to vote at the Special Meeting at which action on the Plan is to be considered, in sufficient time to comply with requirements as to notice thereof, a combined Prospectus/Proxy Statement that complies in all material respects with the applicable provisions of the 1933 Act, Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, thereunder (the “Prospectus/Proxy Statement”).

(g) The Templeton Trust has filed the Registration Statement with the SEC and used its best efforts to provide that the Registration Statement became effective as promptly as practicable. At the time it became effective, the Registration Statement (i) complied in all material respects with the applicable provisions of the 1933 Act, and the rules and regulations promulgated thereunder; and (ii) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the time the Registration Statement became effective, at the time of the Special Meeting, and at the Closing Date, the prospectus and statement of additional information included in the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h) Subject to the provisions of the Plan, the Templeton Trust, on behalf of World Fund, and the Franklin Trust, on behalf of Long-Short Fund, each shall take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Plan.

(i) The Franklin Trust, on behalf of Long-Short Fund, shall deliver to the Templeton Trust, at the Closing Date, confirmation or other adequate evidence as to the tax costs and holding periods of the assets and property of Long-Short Fund transferred to the Templeton Trust, on behalf of World Fund, in accordance with the terms of the Plan.

8. Conditions Precedent to be Fulfilled by the Franklin Trust and the Templeton Trust.

            The consummation of the Reorganization hereunder shall be subject to the following respective conditions:

(a) That: (i) all the representations and warranties of the other party contained herein shall be true and correct as of the Closing with the same effect as though made as of and at such date; (ii) the other party shall have performed all obligations required by the Plan to be performed by it prior to the Closing; and (iii) the other party shall have delivered to such party a certificate signed by the Chief Executive Officer—Finance and Administration and by the Secretary or equivalent officer to the foregoing effect.

(b) That each party shall have delivered to the other party a copy of the resolutions approving the Plan adopted and approved by the appropriate action of its Board of Trustees, certified by its Secretary or equivalent officer of such party.

(c) That the SEC shall have declared effective the Registration Statement and not have issued an unfavorable management report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Reorganization under Section 25(c) of the 1940 Act. And, further, no other legal, administrative or other proceeding shall have been instituted or threatened that would materially affect the financial condition of either party or would prohibit the transactions contemplated hereby.

(d) That the Plan and the Reorganization contemplated hereby shall have been adopted and approved by the appropriate action of the shareholders of Long-Short Fund at a meeting or any adjournment thereof.

(e) That a distribution or distributions shall have been declared for Long-Short Fund prior to the Closing Date that, together with all previous distributions, shall have the effect of distributing to its shareholders: (i) all of Long-Short Fund’s investment company taxable income (determined without regard to any deductions for dividends paid) for the taxable year ended October 31, 2009 and substantially all of such investment company taxable income for the short taxable year beginning on November 1, 2009 and ending on the Closing Date and (ii) all of Long-Short Fund’s net capital gain recognized in its taxable year ended October 31, 2009 and substantially all of any such net capital gain recognized in such short taxable year (in each case after reduction for any capital loss carryover).

(f) That all required consents of other parties and all other consents, orders, and permits of federal, state and local authorities (including those of the SEC and of state Blue Sky securities authorities, including any necessary “no-action” positions or exemptive orders from such federal and state authorities) to permit consummation of the transaction contemplated hereby shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of material adverse effect on the assets and properties of Long-Short Fund or World Fund.

                  (g) That there shall be delivered to the Franklin Trust, on behalf of Long-Short Fund, and to the Templeton Trust, on behalf of World Fund, an opinion in form and substance satisfactory to them, from the law firm of Stradley Ronon Stevens & Young, LLP, counsel to the Templeton Trust and the Franklin Trust, to the effect that, provided the Reorganization contemplated hereby is carried out in accordance with the Plan, and the laws of the State of Delaware, and based upon certificates of the officers of the Franklin Trust and the Templeton Trust with regard to matters of fact:

(1) The acquisition by World Fund of substantially all the assets of Long-Short Fund as provided for herein in exchange for World Fund Shares followed by the distribution by Long-Short Fund to its shareholders of World Fund Shares in complete liquidation of Long-Short Fund will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and Long-Short Fund and World Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

(2) No gain or loss will be recognized by Long-Short Fund upon the transfer of substantially all of its assets to World Fund in exchange solely for voting shares of World Fund (Sections 361(a) and 357(a) of the Code), except that Long-Short Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code;

(3) World Fund will recognize no gain or loss upon the receipt of substantially all of the assets of Long-Short Fund in exchange solely for voting shares of World Fund (Section 1032(a) of the Code);

(4) No gain or loss will be recognized by Long-Short Fund upon the distribution of World Fund Shares to its shareholders in liquidation of Long-Short Fund (in pursuance of the Plan) (Section 361(c)(1) of the Code);

(5) The basis of the assets of Long-Short Fund received by World Fund will be the same as the basis of such assets to Long-Short Fund immediately prior to the Reorganization (Section 362(b) of the Code);

(6) The holding period of the assets of Long-Short Fund received by World Fund will include the period during which such assets were held by Long-Short Fund (Section 1223(2) of the Code);

(7) No gain or loss will be recognized by the shareholders of Long-Short Fund upon the exchange of their shares in Long-Short Fund for voting shares of World Fund including fractional shares to which they may be entitled (Section 354(a) of the Code);

(8) The basis of World Fund Shares received by the shareholders of Long-Short Fund shall be the same as the basis of the Long-Short Fund Shares exchanged therefor (Section 358(a)(1) of the Code);

(9) The holding period of World Fund Shares received by shareholders of Long-Short Fund (including fractional shares to which they may be entitled) will include the holding period of Long-Short Fund Shares surrendered in exchange therefor, provided that Long-Short Fund Shares were held as a capital asset on the effective date of the exchange (Section 1223(1) of the Code); and

(10) World Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury (“Treasury Regulations”)) the items of Long-Short Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations.

                  (h) That there shall be delivered to the Templeton Trust, on behalf of World Fund, an opinion in form and substance satisfactory to it from Stradley Ronon Stevens & Young, LLP, counsel to the Franklin Trust, on behalf of Long-Short Fund, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter affecting generally the enforcement of creditors’ rights:

(1) Long-Short Fund is a series of the Franklin Trust and that the Franklin Trust is a validly existing statutory trust in good standing under the laws of the State of Delaware;

(2) The Franklin Trust is an open-end investment company of the management type registered as such under the 1940 Act;

(3) The execution and delivery of the Plan and the consummation of the transactions contemplated hereby have been duly authorized by all necessary trust action on the part of the Franklin Trust on behalf of Long-Short Fund; and

(4) The Plan is the legal, valid and binding obligation of the Franklin Trust, on behalf of Long-Short Fund, and is enforceable against the Franklin Trust, on behalf of Long-Short Fund, in accordance with its terms.

In giving the opinions set forth above, counsel may state that it is relying on certificates of the officers of the Franklin Trust with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of the Franklin Trust.

(i) That there shall be delivered to the Franklin Trust, on behalf of Long-Short Fund, an opinion in form and substance satisfactory to it from the law firm of Stradley Ronon Stevens & Young, LLP, counsel to the Templeton Trust, on behalf of World Fund, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws now or hereafter affecting generally the enforcement of creditors’ rights:

(1) World Fund is a series of the Templeton Trust and that the Templeton Trust is a validly existing statutory trust in good standing under the laws of the State of Delaware;

(2) The Templeton Trust is authorized to issue an unlimited number of shares of beneficial interest, without par value, of World Fund;

(3) The Templeton Trust is an open-end investment company of the management type registered as such under the 1940 Act;

(4) World Fund Shares to be issued pursuant to the terms of the Plan have been duly authorized and, when issued and delivered as provided in the Plan and the Registration Statement, will have been validly issued and fully paid and will be non-assessable by the Templeton Trust, on behalf of World Fund;

(5) The execution and delivery of the Plan and the consummation of the transactions contemplated hereby have been duly authorized by all necessary statutory trust action on the part of the Templeton Trust, on behalf of World Fund;

(6) The Plan is the legal, valid and binding obligation of the Templeton Trust, on behalf of World Fund, and is enforceable against the Templeton Trust, on behalf of World Fund, in accordance with its terms; and

(7) The registration statement on Form N-1A of the Templeton Trust, on behalf of World Fund, of which the prospectus dated January 1, 2010 of World Fund is a part (the “Prospectus”), is, at the time of the signing of this Plan, effective under the 1933 Act, and, to the best knowledge of such counsel, no stop order suspending the effectiveness of such registration statement has been issued, and no proceedings for such purpose have been instituted or are pending before or threatened by the SEC under the 1933 Act.

In giving the opinions set forth above, counsel may state that it is relying on certificates of the officers of the Templeton Trust with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of the Templeton Trust.

(j) That Templeton Trust’s prospectus contained in the Registration Statement with respect to World Fund Shares to be delivered to Long-Short Fund shareholders in accordance with the Plan shall be effective, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, shall have been issued prior to the Closing Date or shall be in effect at Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

(k) That World Fund Shares to be delivered hereunder shall be eligible for sale with each state commission or agency with which such eligibility is required in order to permit World Fund Shares lawfully to be delivered to each holder of Long-Short Fund Shares.

(l) That, at the Closing, there shall be transferred to the Templeton Trust, on behalf of World Fund, aggregate Net Assets of Long-Short Fund comprising at least 90% in fair market value of the total net assets and 70% of the fair market value of the total gross assets recorded on the books of Long-Short Fund on the Closing Date.

(m) That there be delivered to the Templeton Trust, on behalf of World Fund, information concerning the tax basis of Long-Short Fund in all securities transferred to World Fund, together with shareholder information including the names, addresses, and taxpayer identification numbers of the shareholders of Long-Short Fund as of the Closing Date, the number of shares held by each shareholder, the dividend reinvestment elections applicable to each shareholder, and the backup withholding and nonresident alien withholding certifications, notices or records on file with Franklin Trust, on behalf of Long-Short Fund, with respect to each shareholder.

            9. Expenses.

The expenses of entering into and carrying out the provisions of the Plan shall be borne as follows: Franklin Trust, on behalf of Long-Short Fund, and Templeton Trust, on behalf of World Fund, will each pay 25% of the costs of the Reorganization. Franklin Advisers, Inc., the investment manager for Long-Short Fund, and Templeton Global Advisers Limited, the investment manager for World Fund, will each pay 25% of the costs of the Reorganization.

10. Termination; Postponement; Waiver; Order.

(a) Anything contained in the Plan to the contrary notwithstanding, the Plan may be terminated and the Reorganization abandoned at any time prior (whether before or after approval thereof by the shareholders of Long-Short Fund) to the Closing, or the Closing may be postponed as follows:

(1) by mutual consent of the Franklin Trust, on behalf of Long-Short Fund, and the Templeton Trust, on behalf of World Fund;

(2) by the Templeton Trust, on behalf of World Fund, if any condition of its obligations set forth in Section 8 has not been fulfilled or waived and it reasonably appears that such condition or obligation will not or cannot be met; or

(3) by the Franklin Trust, on behalf of Long-Short Fund, if any conditions of its obligations set forth in Section 8 has not been fulfilled or waived and it reasonably appears that such condition or obligation will not or cannot be met.

(b) If the transactions contemplated by the Plan have not been consummated by December 31, 2010, the Plan shall automatically terminate on that date, unless a later date is agreed to by both the Templeton Trust and the Franklin Trust.

(c) In the event of termination of the Plan prior to its consummation, pursuant to the provisions hereof, the Plan shall become void and have no further effect, and neither the Franklin Trust, the Templeton Trust, Long-Short Fund nor World Fund, nor their trustees, officers, or agents or the shareholders of Long-Short Fund or World Fund shall have any liability in respect of the Plan, but all expenses incidental to the preparation and carrying out of the Plan shall be paid as provided in Section 9 hereof.

(d) At any time prior to the Closing, any of the terms or conditions of the Plan may be waived by the party who is entitled to the benefit thereof if, in the judgment of such party, such action or waiver will not have a material adverse effect on the benefits intended under the Plan to its shareholders, on behalf of whom such action is taken.

(e) The respective representations and warranties contained in Sections 4 to 6 hereof shall expire with and be terminated by the Plan on the Closing Date, and neither the Franklin Trust nor the Templeton Trust, nor any of their officers, trustees, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing Date.

(f) If any order of the SEC with respect to the Plan shall be issued prior to the Closing that imposes any term or condition that is determined by action of the Board of Trustees of the Franklin Trust, on behalf of Long-Short Fund, or the Board of Trustees of the Templeton Trust, on behalf of World Fund, to be acceptable, such term or condition shall be binding as if it were a part of the Plan without a vote or approval of the shareholders of Long-Short Fund; provided that, if such term or condition would result in a change in the method of computing the number of World Fund Shares to be issued to Long-Short Fund, and such term or condition had not been included in the Prospectus/Proxy Statement or other proxy solicitation material furnished to the shareholders of Long-Short Fund prior to the Special Meeting, the Plan shall not be consummated and shall terminate unless the Franklin Trust promptly calls a special meeting of the shareholders of Long-Short Fund at which such condition shall be submitted for approval.

11. Liability of the Franklin Trust and the Templeton Trust.

(a) Each party acknowledges and agrees that all obligations of the Templeton Trust under the Plan are binding only with respect to World Fund; that any liability of the Templeton Trust under the Plan with respect to the Templeton Trust, or in connection with the transactions contemplated herein with respect to World Fund, shall be discharged only out of the assets of World Fund; that no other series of the Templeton Trust shall be liable with respect to the Plan or in connection with the transactions contemplated herein; and that neither the Franklin Trust nor Long-Short Fund shall seek satisfaction of any such obligation or liability from the shareholders of the Templeton Trust or Long-Short Fund, the trustees, officers, employees or agents of the Templeton Trust, or any of them.

(b) Each party acknowledges and agrees that all obligations of the Franklin Trust under the Plan are binding only with respect to Long-Short Fund; that any liability of the Franklin Trust under this Plan with respect to Long-Short Fund in connection with the transactions contemplated herein, shall be discharged only out of the assets of Long-Short Fund; that no other series of the Franklin Trust shall be liable with respect to the Plan or in connection with the transactions contemplated herein; and that neither the Templeton Trust nor World Fund shall seek satisfaction of any such obligation or liability from the shareholders of the Franklin Trust or Long-Short Fund, the trustees, officers, employees or agents of the Franklin Trust, or any of them.

12. Entire Agreement and Amendments.

The Plan embodies the entire agreement between the parties and there are no agreements, understandings, restrictions, or warranties relating to the transactions contemplated by the Plan other than those set forth herein or herein provided for. The Plan may be amended only by mutual consent of the parties in writing. Neither the Plan nor any interest herein may be assigned without the prior written consent of the other party.

            13. Counterparts.

The Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.

14. Notices.

Any notice, report, or demand required or permitted by any provision of the Plan shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid, addressed to World Fund, at Templeton Funds, 500 East Broward Boulevard, Suite 2100, Fort Lauderdale, Florida 33394, Attention: Secretary, or Long-Short Fund, at Franklin Templeton International Trust, One Franklin Parkway, San Mateo, California 94403 Attention: Secretary, as the case may be.

15. Governing Law.

The Plan shall be governed by and carried out in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Franklin Trust, on behalf of Long-Short Fund, and the Templeton Trust, on behalf of World Fund, have each caused the Plan to be executed on its behalf by its duly authorized officers, all as of the date and year first-above written.

TEMPLETON FUNDS, on behalf of TEMPLETON WORLD FUND

By:	/s/LORI A. WEBER
Lori A. Weber, Assistant Secretary

FRANKLIN TEMPLETON INTERNATIONAL TRUST, on behalf of TEMPLETON GLOBAL LONG-SHORT FUND

By:	/s/ROBERT C. ROSSELOT
Robert C. Rosselot, Vice President and Assistant Secretary